Exhibit 99.6

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2012, the date we filed our 2011 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in segments, the change in accounting principle, and the adoption of a new accounting standard as described in the Form 8-K and set forth in Exhibits 99.1 through 99.6 attached thereto. You should therefore read this information in conjunction with the 2011 Form 10-K and subsequent amendments on Form 10-K/A and with our reports filed with the Securities and Exchange Commission after February 28, 2012.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)2. FINANCIAL STATEMENT SCHEDULE

SCHEDULE I – SEMPRA ENERGY CONDENSED FINANCIAL INFORMATION OF PARENT

SEMPRA ENERGY
CONDENSED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
	Years ended December 31,
	2011(1)	2010(1)	2009(1)

Interest income	$109	$146	$140
Interest expense	(242)	(265)	(244)
Operation and maintenance	(64)	(59)	(81)
Other income, net	42	65	50
Income tax benefits	82	79	89
Loss before equity in earnings of subsidiaries	(73)	(34)	(46)
Equity in earnings of subsidiaries, net of income taxes	1,404	743	1,165
Net income/earnings	$1,331	$709	$1,119

Basic earnings per common share	$5.55	$2.90	$4.60
Weighted-average number of shares outstanding (thousands)	239,720	244,736	243,339

Diluted earnings per common share	$5.51	$2.86	$4.52
Weighted-average number of shares outstanding (thousands)	241,523	247,942	247,384
(1) As adjusted for the retrospective effect of a change in accounting principle as we discuss in Note 1.
See Notes to Condensed Financial Information of Parent.

SEMPRA ENERGY
CONDENSED STATEMENT OF COMPREHENSIVE INCOME
(Dollars in millions)
	Years ended December 31, 2011, 2010 and 2009
	Pretax	Income Tax		Net-of-tax
	Amount(1)	(Expense) Benefit		Amount
2011:
Net income(2)	$1,331			$1,331
Other comprehensive income (loss):
Foreign currency translation adjustments	(79)		$3	(76)
Reclassification to net income of foreign
currency translation adjustment related
to remeasurement of equity method
investments	(54)		―	(54)
Available-for-sale securities	(2)		1	(1)
Pension and other postretirement benefits	(20)		8	(12)
Financial instruments	(26)		10	(16)
Total other comprehensive income (loss)	(181)		22	(159)
Total comprehensive income(2)	$1,150		$22	$1,172
2010:
Net income(2)	$709			$709
Other comprehensive income (loss):
Foreign currency translation adjustments	47	$	―	47
Available-for-sale securities	(10)		2	(8)
Pension and other postretirement benefits	23		(10)	13
Financial instruments	(22)		9	(13)
Total other comprehensive income	38		1	39
Total comprehensive income(2)	$747		$1	$748
2009:
Net income(2)	$1,119			$1,119
Other comprehensive income (loss):
Foreign currency translation adjustments	102	$	―	102
Available-for-sale securities	9		(2)	7
Pension and other postretirement benefits	(6)		3	(3)
Financial instruments	60		(22)	38
Total other comprehensive income (loss)	165		(21)	144
Total comprehensive income (loss)(2)	$1,284		$(21)	$1,263
(1)	Except for Net Income and Total Comprehensive Income (Loss).
(2)	As adjusted for the retrospective effect of a change in accounting principle as we discuss in Note 1.
See Notes to Condensed Financial Statements of Parent.

SEMPRA ENERGY
CONDENSED BALANCE SHEETS
(Dollars in millions)
	December 31,	December 31,
	2011(1)	2010(1)
Assets:
Cash and cash equivalents	$11	$157
Due from affiliates	112	27
Income taxes receivable	―	190
Other current assets	16	11
Total current assets	139	385

Investments in subsidiaries	12,209	11,447
Due from affiliates	1,730	1,683
Deferred income taxes	1,200	305
Other assets	548	488
Total assets	$15,826	$14,308

Liabilities and shareholders’ equity:
Current portion of long-term debt	$8	$32
Due to affiliates	1,014	1,331
Income taxes payable	246	―
Other current liabilities	336	374
Total current liabilities	1,604	1,737

Long-term debt	3,957	3,140
Other long-term liabilities	490	441
Shareholders’ equity	9,775	8,990
Total liabilities and shareholders’ equity	$15,826	$14,308
(1)	As adjusted for the retrospective effect of a change in accounting principle as we discuss in Note 1.
See Notes to Condensed Financial Statements of Parent.

SEMPRA ENERGY
CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Years ended December 31,
	2011	2010	2009

Net cash (used in) provided by operating activities	$(287)	$218	$97

Dividends received from subsidiaries	50	100	150
Expenditures for property, plant and equipment	(2)	(1)	(1)
Proceeds from sale of short-term investments	―	―	152
Purchase of trust assets	(7)	―	(30)
Proceeds from sales by trust	12	11	―
(Increase) decrease in loans to affiliates, net	(118)	1,204	(1,285)
Cash (used in) provided by investing activities	(65)	1,314	(1,014)

Common stock dividends paid	(440)	(364)	(341)
Issuances of common stock	28	40	73
Repurchases of common stock	(18)	(502)	(22)
Issuances of long-term debt	799	40	1,492
Payments on long-term debt	(24)	(565)	(314)
(Decrease) increase in loans from affiliates, net	(136)	(40)	4
Other	(3)	9	20
Cash provided by (used in) financing activities	206	(1,382)	912

(Decrease) increase in cash and cash equivalents	(146)	150	(5)
Cash and cash equivalents, January 1	157	7	12
Cash and cash equivalents, December 31	$11	$157	$7
See Notes to Condensed Financial Information of Parent.

SEMPRA ENERGY

NOTES TO CONDENSED FINANCIAL INFORMATION OF PARENT

Note 1. Basis of Presentation

Sempra Energy accounts for the earnings of its subsidiaries under the equity method in this unconsolidated financial information.

This condensed financial information has been adjusted for the retrospective effect of a change in accounting principle and the adoption of a new accounting standard as we discuss in Note 1 of the Notes to Consolidated Financial Statements in Part II, Item 8 (Exhibit 99.5 of this report).

Other Income, Net, on the Condensed Statements of Operations includes $22 million, $35 million and $55 million of gains associated with investment earnings or losses on dedicated assets in support of our executive retirement and deferred compensation plans in 2011, 2010 and 2009, respectively.

Because of its nature as a holding company, Sempra Energy classifies dividends received from subsidiaries as an investing cash flow.

Note 2. Long-Term Debt

	December 31,	December 31,
(Dollars in millions)	2011	2010

6% Notes February 1, 2013	$400	$400
8.9% Notes November 15, 2013, including $200 at variable rates after
fixed-to-floating rate swaps effective January 2011 (8.19% at December 31, 2011)	250	250
2% Notes March 15, 2014	500	―
Notes at variable rates (1.22% at December 31, 2011) March 15, 2014	300	―
6.5% Notes June 1, 2016, including $300 at variable rates after
fixed-to-floating rate swaps effective January 2011 (4.86% at December 31, 2011)	750	750
6.15% Notes June 15, 2018	500	500
9.8% Notes February 15, 2019	500	500
6% Notes October 15, 2039	750	750
Employee Stock Ownership Plan Bonds at variable rates payable on demand
(0.40% at December 31, 2011) November 1, 2014	8	32
Market value adjustments for interest rate swaps, net
(expire November 2013 and June 2016)	16	―
	3,974	3,182
Current portion of long-term debt	(8)	(32)
Unamortized discount on long-term debt	(9)	(10)
Total long-term debt	$3,957	$3,140

Maturities of long-term debt are $8 million in 2012, $650 million in 2013, $800 million in 2014, $750 million in 2016, and $1.8 billion thereafter.

Additional information on Sempra Energy’s long-term debt is provided in Note 5 of the Notes to Consolidated Financial Statements.

Note 3. Commitments and Contingencies

For contingencies and guarantees related to Sempra Energy, refer to Notes 5 and 15 of the Notes to Consolidated Financial Statements.